Exhibit 99.1

Rent the Runway, Inc. Announces Fourth Quarter and Full Year 2022 Results

Accelerating Subscriber Growth:
Record High 141,205 Active Subscribers as of April 8, 2023
Guiding to More than 25% Active Subscriber Growth for Year-End 2023
FY 2023 Growth Strategy Focuses on Continuously Delivering More Value to the Customer

Record Annual Revenue of $296.4M in FY 2022, up 46% YoY

Q4 2022 and FY 2022 Net Losses Narrowed Significantly YoY

Positive Adjusted EBITDA for First Full Year & Third Consecutive Quarter

Anticipates YoY Reduction in Cash Consumption by Almost 50% in FY 2023

Scarlett O’Sullivan to Transition Out of CFO Role;
SVP, FP&A Sid Thacker Appointed as Successor

New York (April 12, 2023) - Rent the Runway, Inc. (“Rent the Runway” or "RTR") (NASDAQ: RENT), the world’s first and largest shared designer closet platform, today reported financial results for the fiscal quarter and fiscal year 2022 ended January 31, 2023.

"I'm proud that in fiscal 2022, we achieved 46% Revenue growth and completed a significant financial transformation, doubling our gross margins compared to 2019, right-sizing our fixed cost base, improving the capital efficiency of our product acquisition and restructuring our debt. These efforts drove progress on our path to FCF profitability, as we posted our first full year and third consecutive quarter of positive Adjusted EBITDA ahead of the timeline we outlined at IPO," said Jennifer Hyman, CEO and Co-Founder of Rent the Runway. "We believe we’ve built the financial foundation and infrastructure to capture the vast opportunity ahead and have conviction that we’ll continue to grow and become a profitable business by delivering meaningful value and innovation to the customer. We kicked off our customer-centric strategy in 2023 by changing all of our subscription programs to include an additional item in every shipment, which has already improved retention and rejoin rates, and contributed to our record high active subscriber count of 141,205 as of April 8, 2023."

CFO Scarlett O’Sullivan stated, “The fulfillment and product spend efficiencies we have driven in fiscal year 2022 have enabled us to provide an additional item in our subscription programs with minimal anticipated impact to our gross margins. Combined with the $25 million in annualized fixed cost savings we expect from our Q2 2022 restructuring, we believe we are set up for strong Adjusted EBITDA and significantly lower cash consumption in fiscal 2023, on our path to achieve free cash flow breakeven."

Fourth Quarter 2022 Key Metrics and Financial Highlights

•Revenue was $75.4 million, an 18% increase year-over-year from $64.1 million in the fourth quarter of fiscal year 2021.
•126,712 ending Active Subscribers, representing an increase of 10% year-over-year from 115,240 at the end of the fiscal year 2021.
•141,205 Active Subscribers as of April 8, 2023, reaching record high.
•130,476 Average Active Subscribers, representing an increase of 12% year-over-year from 116,037 at the end of the fourth quarter of 2021.
•171,998 ending Total Subscribers, representing an increase of 8% year-over-year from 159,544 at the end of the fiscal year 2021.
•Gross Profit was $33.3 million, representing an increase of 42% from $23.5 million in the fourth quarter of 2021. Gross Margin was 44.2%, as compared to 36.7% in the fourth quarter of 2021.
•Net Loss was $(26.2) million, as compared to $(39.3) million in the fourth quarter of 2021. Net Loss as a percentage of revenue was (34.7)%, as compared to (61.3)% in the fourth quarter of 2021.
•Adjusted EBITDA was $7.1 million, as compared to $(5.5) million in the fourth quarter of 2021. Adjusted EBITDA margin was 9.4%, as compared to (8.6)% in the fourth quarter of 2021.

Fiscal Year 2022 Key Metrics and Financial Highlights

•Revenue was $296.4 million, a 46% increase year-over-year from $203.3 million in fiscal year 2021.
•128,586 Average Active Subscribers, representing an increase of 38% year-over-year from 93,371 at the end of fiscal year 2021.
•Gross Profit was $120.0 million, representing an increase of 72% from $69.7 million in fiscal year 2021. Gross Margin was 40.5%, as compared to 34.3% in fiscal year 2021.
•Net Loss was $(138.7) million, as compared to $(211.8) million in fiscal year 2021. Net Loss as a percentage of revenue was (46.8)%, as compared to (104.2)% in fiscal year 2021.
•Adjusted EBITDA was $6.7 million, as compared to $(19.2) million in fiscal year 2021. Adjusted EBITDA margin was 2.3%, as compared to (9.4)% in fiscal year 2021.
•Net cash used in operating activities plus net cash used in investing activities was $(92.0) million for fiscal year 2022, as compared to $(64.8) million for fiscal year 2021.
•Net cash used in operating activities plus net cash used in investing activities as a percentage of revenue was (31.0)% for fiscal year 2022, as compared to (31.9)% for fiscal year 2021.
•As of January 31, 2023, cash and cash equivalents were $154.5 million.

Fiscal Fourth Quarter, Fiscal Year 2022 and Recent Business Highlights

•In March 2023, permanently added an extra item to every shipment of our rental subscription programs to deliver greater value to subscribers. Early launch results already show improved retention and rejoin rates, with minimal expected impact on gross margin in fiscal year 2023.
•In March 2023, rolled out “Rent the Look”, a highly requested feature that showcases how to rent full outfits styled on-model and presents similar items if a particular item is not available to rent right now.

•In February 2023, executed this year’s first major technology launch to deliver best-in-class product discovery, completing the integration of our new product catalog, EPIC, into our new search service. As a result, we believe richer and fresher product attributes are yielding better search results.
•In fiscal 2022, completed migration to the cloud to unlock better resiliency, site performance and reliability, increased developer velocity, and the ability to scale more efficiently with subscriber growth.
•Q4 2022 saw continued strong subscriber engagement, with 28% of subscribers adding one or more paid additional items into their subscription program.
•Expanded at-home pickup to 34 markets covering 60% of our subscriber base. In addition, 29% of at-home pickups in Q4 2022 were “live-swap” (where the delivery and return happen simultaneously), leading to consolidation-based transportation cost savings. Subscriber adoption of at-home pickup within eligible zip codes was 37% at the end of Q4 2022 up from 34%1 at the end of Q3 2022.
•Achieved our product acquisition goal of 60% non-wholesale in fiscal 2022, excluding the opportunistic pull-forward of product spend from fiscal 2023 into fiscal 2022. Inclusive of all product spend for the year, non-wholesale represented 58% in fiscal 2022.
•In March 2023, launched 360, full-funnel “Era of Extra” marketing campaign to announce the launch of RTR's new subscription plans, which included collaboration with social media creators, video content to members from our CEO, full site and app takeover, a multi-touch email campaign, full coverage on paid social and search, plus activation with the RTR ambassador community.
•In March 2023, executed continued integration of Rent the Runway’s brand into pop culture with notable inclusion in Netflix’s Next in Fashion hosted by Gigi Hadid and Tan France. Winner Nigel Xavier’s collection -- which appears exclusively on RTR -- features upcycled garments, including pre-loved items from RTR.

Outlook

For fiscal year 2023, Rent the Runway expects:
•Ending Active Subscriber growth of more than 25%
•Revenue in the range of $320 million to $330 million
•Adjusted EBITDA Margin of 7% to 8%
•YoY reduction in cash consumption by almost 50%

For the fiscal first quarter of 2023, Rent the Runway expects:
•Revenue in the range of $72 million to $74 million
•Adjusted EBITDA Margin of 2% to 3%

Please see our fourth quarter 2022 earnings presentation at https://investors.renttherunway.com/ under the “Presentations” section for supplemental guidance.

1 Q3 2022 previously reported erroneously as 39%. Home pickup adoption is calculated using adoption levels and total eligible shipments during the final week of the applicable fiscal period.

CFO Transition

RTR also announced today that Scarlett O’Sullivan, its Chief Financial Officer has made the decision to transition out of her role effective May 25, 2023 (the “Effective Date”) and that Sid Thacker, currently the SVP, FP&A, has been appointed as Chief Financial Officer as of the Effective Date. Ms. O’Sullivan will continue to serve as an advisor to RTR until August 25, 2023 (or such other date as may be mutually agreed to by RTR and Ms. O’Sullivan).

“On behalf of the entire company and Board of Directors, I would like to thank Scarlett for her extensive contributions to Rent the Runway over the past seven-plus years,” said Hyman. “Scarlett has been a consistent and strong strategic partner to me, helping to guide Rent the Runway through critical financial and business transformations: from an a la carte business to a subscription business, through COVID-19, and from private company to public company. Scarlett’s leadership post-IPO enabled us to double our gross margins, restructure our debt and position the company for future free cash flow profitability. I’m personally grateful for Scarlett embodying a true founder mentality along every exciting stop of her journey at RTR, and appreciate her commitment to a smooth transition."

“Having completed a significant financial transformation of the business over the past several years, I believe that now is the right time to transition out of the role and elevate Sid Thacker, who has already proven himself an invaluable partner to me, Jenn and the company,” said O’Sullivan. “As a public investor for 20+ years, he brings a new perspective to our already strong team and we believe is the right finance leader to shepherd RTR through its next chapter. I am grateful to Jenn, the Executive Team and Board of Directors for their support. I have confidence in the 2023 plan, believe Rent the Runway has a great journey ahead and look forward to following the company’s success for years to come.”

“I'm honored to assume the role of CFO of Rent the Runway. I appreciate the confidence that Jenn, Scarlett, and the Board of Directors have in me. I'm grateful to be joining the leadership team of the company at an important inflection point,” said Thacker. “Over my investment career, I've seen companies succeed when they focus on their customers. I believe the ‘Era of Extra’ additional item subscription initiative, the exciting product improvements we are making this year and beyond, and the financial transformation over the past few years are a winning combination. I think our opportunity is considerable, and I look forward to working with the Board and Executive team to achieve our goals and help build a growing and free cash flow positive company.”

Earnings Presentation, Conference Call and Webcast

The fourth quarter and fiscal year 2022 Earnings Presentation is now accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Presentations” section.
Rent the Runway will host a conference call and webcast to discuss its fourth quarter and fiscal year 2022 financial results and provide a business update today, April 12, 2023, at 4:30 pm EDT.

The financial results and live webcast will be accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Events” section. To access the call through a conference line, dial 1-877-407-3982 (in the U.S.) or 1-201-493-6780 (international callers).

A replay of the conference call will be posted shortly after the call and will be available for at least fourteen days. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13737124.

About Rent the Runway, Inc.

Founded in 2009, Rent the Runway is disrupting the trillion-dollar fashion industry and changing the way women get dressed through the Closet in the Cloud, the world’s first and largest shared designer closet. RTR’s mission has remained the same since its founding: powering women to feel their best every day. Through RTR, customers can subscribe, rent items a-la-carte and shop resale from hundreds of designer brands. The Closet in the Cloud offers a wide assortment of millions of items for every occasion, from evening wear and accessories to ready-to-wear, workwear, denim, casual, maternity, outerwear, blouses, knitwear, loungewear, jewelry, handbags, activewear and ski wear. RTR has built a two-sided discovery engine, which connects deeply engaged customers and differentiated brand partners on a powerful platform built around its brand, data, logistics and technology. Under CEO and Co-Founder Jennifer Hyman’s leadership, RTR has been named to CNBC’s “Disruptor 50” five times in ten years, and has been placed on Fast Company’s Most Innovative Companies list four times, while Hyman herself has been named to the “TIME 100: Most Influential People in the World" and as one of People Magazine’s “Women Changing the World."

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, statements regarding our future results of operations, financial position, and revenue, future product launches, strategic initiatives, business objectives, anticipated macroeconomic environment, anticipated impacts of our restructuring plan, benefits of our customer-focused strategy and other strategic initiatives, expectations regarding customer loyalty and other subscriber trends, and the transition of the Chief Financial Officer role, the anticipated timing of Ms. O’Sullivan’s service as an advisor and Mr. Thacker’s expected contributions as Chief Financial Officer. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.

Forward-looking statements are based on information available at the time those statements are made and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to manage our growth effectively; risks related to the macroeconomic environment; the highly competitive and rapidly changing nature of the global fashion industry; our ability to cost-effectively grow our customer base; any failure to retain customers; risk related to the COVID-19 pandemic and other future pandemics or public health crises; risks related to shipping, logistics and our supply chain; our ability to accurately forecast customer demand, manage our offerings effectively and plan for future expenses; risks arising from the restructuring of our operations; our reliance on the effective operation of proprietary technology systems and software as well as those of third-party vendors and service providers; our ability to remediate our material weaknesses in our internal control over financial reporting; laws and regulations applicable to our business; failure by us to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights; compliance with data privacy, data security, data protection and consumer protection laws and industry standards; risks associated with our brand and manufacturing partners; our reliance on third parties for elements of the payment processing infrastructure underlying our business; our dependence on online sources to attract consumers and promote our business which may be affected by third-party interference or cause our customer acquisition costs to rise; failure by us, our brand partners, or third party manufacturers to comply with our vendor code of conduct or other laws; and risks related to our Class A capital stock and ownership structure. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company’s expectations is included in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, as will be updated in our Annual Report on Form 10-K for the year ended January 31, 2023. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Key Business and Financial Metrics

Active Subscribers is defined as the number of subscribers with an active membership as of the last day of any given period and excludes paused subscribers.

Average Active Subscribers is defined as the mean of the beginning of quarter and end of quarter Active Subscribers for a quarterly period; and for other periods, represents the mean of the Average Active Subscribers of every quarter within that period.

Gross Profit is defined as total revenue less fulfillment expense, revenue share and rental product depreciation. We depreciate owned apparel assets over three years and owned accessory assets over two years net of 20% and 30% salvage values, respectively, and recognize the depreciation and remaining cost of items when sold or retired on our statement of operations. Rental product depreciation expense is time-based and reflects all items we own. We use Gross Profit and Gross Profit as a percentage of revenue, or Gross Margin to measure the continued efficiency of our business after the cost of our products and fulfillment costs are included.

Non-GAAP Financial Measures

This press release and the accompanying tables contain the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA margin. In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA and Adjusted EBITDA margin are useful in evaluating our performance. Adjusted EBITDA is a key performance measure used by management to assess our operating performance and the operating leverage of our business prior to capital expenditures. These non-GAAP financial metrics are not meant to be considered as indicators of our financial performance in isolation from or as a substitute for our financial information prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. There are limitations to the use of the non-GAAP financial metrics presented in this press release. For example, our non-GAAP financial metrics may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial metrics differently than we do, limiting the usefulness of those measures for comparative purposes.
We define Adjusted EBITDA as net loss, adjusted to exclude interest expense, rental product depreciation, other depreciation and amortization, share-based compensation expense, write-off of liquidated assets, non-recurring adjustments, and non-ordinary course legal fees (see below footnotes to reconciliation table), restructuring charges, loss on asset impairment related to restructuring, income taxes, other income and expense, gain / loss on warrant liability revaluation, net, gain / loss on debt extinguishment, net, and other gains / losses. Adjusted EBITDA margin is defined as Adjusted EBITDA calculated as a percentage of revenue.

The reconciliation of the non-GAAP financial metrics to the most directly comparable GAAP financial measure is presented below. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial metrics for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items, and may include other expenses, costs and non-recurring items. Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, in particular, share-based compensation expense and non-recurring expenses which can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.
Investor Contact
Jackie Blatt
investors@renttherunway.com

Media Contact
Alison Rappaport
press@renttherunway.com

Rent the Runway, Inc.
Consolidated Balance Sheets
(in millions)

	January 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$154.5	$247.6
Restricted cash, current	3.1	5.4
Prepaid expenses and other current assets	14.5	11.7
Total current assets	172.1	264.7
Restricted cash	6.0	6.6
Rental product, net	78.7	76.3
Fixed assets, net	44.7	57.2
Intangible assets, net	4.1	6.4
Operating lease right-of-use assets	26.7	31.5
Other assets	3.9	4.8
Total assets	$336.2	$447.5
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$12.4	$15.9
Accrued expenses and other current liabilities	24.4	30.0
Deferred revenue	12.0	10.4
Customer credit liabilities	6.8	6.9
Operating lease liabilities	4.4	5.6
Total current liabilities	60.0	68.8
Long-term debt, net	272.5	260.8
Operating lease liabilities	38.3	46.4
Other liabilities	0.7	0.4
Total liabilities	371.5	376.4

Stockholders’ equity (deficit)
Class A common stock	0.1	0.1
Class B common stock	—	—
Preferred stock	—	—
Additional paid-in capital	904.5	872.2
Accumulated deficit	(939.9)	(801.2)
Total stockholders’ equity (deficit)	(35.3)	71.1
Total liabilities and stockholders’ equity (deficit)	$336.2	$447.5

Rent the Runway, Inc.
Consolidated Statements of Operations
(in millions, except share and per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2023	2022	2023	2022
Revenue:
Subscription and Reserve rental revenue	$68.4	$58.8	$268.6	$185.8
Other revenue	7.0	5.3	27.8	17.5
Total revenue, net	75.4	64.1	296.4	203.3
Costs and expenses:
Fulfillment	22.7	20.4	92.2	61.9
Technology	12.8	12.3	55.4	45.3
Marketing	7.7	8.3	35.1	26.5
General and administrative	24.9	28.0	109.0	104.4
Rental product depreciation and revenue share	19.4	20.2	84.2	71.7
Other depreciation and amortization	3.8	4.8	16.4	19.4
Restructuring charges	0.4	—	2.4	—
Loss on asset impairment related to restructuring	1.5	—	5.3	—
Total costs and expenses	93.2	94.0	400.0	329.2
Operating loss	(17.8)	(29.9)	(103.6)	(125.9)
Interest income / (expense), net	(8.6)	(9.3)	(36.8)	(53.0)
Gain / (loss) on warrant liability revaluation, net	—	—	—	(24.9)
Gain / (loss) on debt extinguishment, net	—	—	—	(12.2)
Other income / (expense), net	0.1	—	1.5	3.9
Net loss before income tax benefit / (expense)	(26.3)	(39.2)	(138.9)	(212.1)
Income tax benefit / (expense)	0.1	(0.1)	0.2	0.3
Net loss	$(26.2)	$(39.3)	$(138.7)	$(211.8)
Net loss per share attributable to common stockholders, basic and diluted	$(0.40)	$(0.62)	$(2.16)	$(8.51)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	64,965,578	63,012,950	64,254,930	24,874,061

Rent the Runway, Inc.
Consolidated Statements of Cash Flow
(in millions)

	Year Ended January 31,
	2023	2022
OPERATING ACTIVITIES
Net loss	$(138.7)	$(211.8)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Rental product depreciation and write-offs	46.2	45.6
Write-off of rental product sold	6.7	4.7
Other depreciation and amortization	16.4	19.5
(Gain) / loss from lease termination and write-off of fixed and intangible assets	0.6	—
Loss on asset impairment related to restructuring	4.9	—
Proceeds from rental product sold	(17.9)	(12.9)
(Gain) / loss from liquidation of rental product	(2.7)	(0.6)
Accrual of paid-in-kind interest	14.3	38.8
Settlement of paid-in-kind interest	—	(6.3)
Amortization of debt discount	4.3	5.9
Loss on debt extinguishment	—	12.2
Share-based compensation expense	25.4	26.6
Remeasurement of warrant liability	—	24.9
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(2.8)	(7.0)
Operating lease right-of-use assets	2.0	3.4
Other assets	0.9	(3.0)
Accounts payable, accrued expenses and other current liabilities	(3.9)	18.4
Deferred revenue and customer credit liabilities	1.5	4.7
Operating lease liabilities	(4.6)	(6.2)
Other liabilities	(0.3)	0.8
Net cash (used in) provided by operating activities	(47.7)	(42.3)
INVESTING ACTIVITIES
Purchases of rental product	(62.1)	(30.8)
Proceeds from liquidation of rental product	8.8	5.7
Proceeds from sale of rental product	17.9	12.9
Purchases of fixed and intangible assets	(8.9)	(10.3)
Net cash (used in) provided by investing activities	(44.3)	(22.5)
FINANCING ACTIVITIES
Proceeds from issuance of common stock upon IPO, net of offering costs	—	327.3
Proceeds from issuance of redeemable preferred stock	—	21.2
Proceeds from exercise of stock options under stock incentive plan	—	3.3

Principal repayments on long-term debt	—	(135.0)
Debt extinguishment costs	—	(4.7)
Proceeds from short-term financing agreements	—	5.0
Other financing payments	(4.0)	(1.9)
Net cash (used in) provided by financing activities	(4.0)	215.2
Net (decrease) increase in cash and cash equivalents and restricted cash	(96.0)	150.4
Cash and cash equivalents and restricted cash at beginning of period	259.6	109.2
Cash and cash equivalents and restricted cash at end of period	$163.6	$259.6

Rent the Runway, Inc.
Consolidated Statements of Cash Flow
(in millions)

	Year Ended January 31,
	2023	2022
RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEETS
Cash and cash equivalents	$154.5	$247.6
Restricted cash, current	3.1	5.4
Restricted cash, noncurrent	6.0	6.6
Total cash and cash equivalents and restricted cash	$163.6	$259.6

Supplemental Cash Flow Information:
Cash payments (receipts) for:
Interest paid on loans	$19.8	$10.2
Interest paid on financing leases	0.1	0.1
Fixed operating leases payments (reimbursements), net	13.5	15.8
Fixed and intangible assets received in the prior period	0.8	0.5
Rental product received in the prior period	6.5	3.6
Non-cash financing and investing activities:
Financing leases right-of-use asset amortization	$0.5	$0.3
ROU assets obtained in exchange for lease liabilities	1.2	0.9
Purchases of fixed and intangible assets not yet settled	0.1	0.8
Purchases of rental product not yet settled	5.4	6.5
Reconciliation of loss on asset impairment:
Accrued expense related to the loss on asset impairment	$0.4	$—

Rent the Runway, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in millions)

The following table presents a reconciliation of net loss, the most comparable GAAP financial measure, to Adjusted EBITDA for the periods presented:

	Three Months Ended January 31,		Year Ended January 31,
	2023	2022	2023	2022
	(in millions)
Net loss	$(26.2)	$(39.3)	$(138.7)	$(211.8)
Interest (income) / expense, net (1)	8.6	9.3	36.8	53.0
Rental product depreciation	11.9	12.7	52.9	50.3
Other depreciation and amortization (2)	3.8	4.8	16.4	19.4
Share-based compensation (3)	6.4	5.2	25.4	26.6
Write-off of liquidated assets (4)	0.9	0.8	5.8	4.8
Non-recurring adjustments (5)	—	0.7	1.3	5.3
Non-ordinary course legal fees (6)	0.1	—	0.1	—
Restructuring charges (7)	0.4	—	2.4	—
Loss on asset impairment related to restructuring (8)	1.5	—	5.3	—
Income tax (benefit) / expense	(0.1)	0.1	(0.2)	(0.3)
(Gain) / loss on warrant liability revaluation, net (9)	—	—	—	24.9
(Gain) / loss on debt extinguishment, net (10)	—	—	—	12.2
Other (income) / expense, net (11)	(0.1)	—	(1.5)	(3.9)
Other (gains) / losses (12)	(0.1)	0.2	0.7	0.3
Adjusted EBITDA	$7.1	$(5.5)	$6.7	$(19.2)
Adjusted EBITDA Margin (13)	9.4%	(8.6)%	2.3%	(9.4)%

(1)Includes debt discount amortization of $1.1 million in the three months ended January 31, 2023, $1.0 million in the three months ended January 31, 2022, $4.3 million in the year ended January 31, 2023 and $5.9 million in the year ended January 31, 2022.
(2)Reflects non-rental product depreciation and capitalized software amortization.
(3)Reflects the non-cash expense for share-based compensation. The three months and the year ended January 31, 2022 include $14.4 million of costs incurred for one-time IPO-related RSU vesting events.
(4)Reflects the write-off of the remaining book value of liquidated rental product that had previously been held for sale.
(5)Non-recurring adjustments for the three months ended January 31, 2022 includes $0.7 million of costs related to public company SOX readiness preparation. Non-recurring adjustments for the year ended January 31, 2023 includes $1.3 million of costs related to public company SOX readiness and for the year ended January 31, 2022 includes $5.2 million of costs primarily associated with public readiness preparation.
(6)Non-ordinary course legal fees for the three months and the year ended January 31, 2023 includes $0.1 million of costs related to a class action lawsuit.

(7)Reflects restructuring charges for severance and related costs in connection with the September 2022 restructuring plan.
(8)Reflects the asset impairment charges related to discontinuing warehouse operations projects in connection with the September 2022 restructuring plan.
(9)Reflects the expense associated with revaluing prior liability classified lender warrants to the respective fair value at period end, or prior to conversion. As of January 31, 2023, all outstanding warrants are equity classified and therefore do not require remeasurement going forward.
(10)Includes debt extinguishment costs related to debt paydown in the periods presented.
(11)Primarily includes $1.4 million of monetized tax credits for the year ended January 31, 2023 and $4.0 million of insurance claim proceeds for the year ended January 31, 2022.
(12)Includes costs associated with the write-off of non-rental product asset disposals, operating lease termination and foreign exchange (see “Note 5 - Leases – Lessee Accounting” in the Notes to the Consolidated Financial Statements).
(13)Adjusted EBITDA Margin calculated as Adjusted EBITDA as a percentage of revenue.